EXHIBIT 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD REVENUES

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2007

------

Quarterly Revenues Increase 14%; for the Nine Month Period

Revenues Increase 48%

HAUPPAUGE, N.Y., February 6, 2008 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported the highest revenue in its history for the three and nine months ended December 31, 2007.

Net sales for the third quarter reached a record $75,898,000, an increase of $9,179,000 or 14%, over the $66,719,000 in net sales reported for the three months ended December 31, 2006. Net income for the period was $3,648,000 or $.23 per basic share ($.22 per diluted share), a decrease of $500,000, as compared with $4,148,000 or $.26 per basic share ($.25 per diluted share), reported for the comparable quarter in fiscal 2007.

Net sales for the nine months ended December 31, 2007 totaled a record $218,429,000, an increase of $70,506,000 or 48%, over the $147,923,000 in net sales reported for the nine months ended December 31, 2006. Net income for the nine months ended December 31, 2007 increased 7% to a record $10,428,000, or $.66 per basic share ($.64 per diluted share), compared with $9,742,000 or $.62 per basic share ($.61 per diluted share) reported for the comparable nine months in fiscal 2007.

“Our operating results are extremely satisfying given the intense pressure on gross margins from manufacturing inefficiencies, increased resin costs; the principal raw material used in the manufacture of our plastic products and increased costs of certain products sourced from China. The manufacturing inefficiencies amounted to approximately $1,700,000 and $2,600,000 for the three and nine months ended December 31, 2007, respectively. The major causes of the manufacturing inefficiencies were equipment productivity issues in our Tennessee plant and other inefficiencies associated with the Medegen consolidation plan of the MMP manufacturing facilities. We anticipate substantial reductions in these inefficiencies effective at the end of the first quarter of fiscal 2009. The increased resin costs amounted to approximately $1,200,000 and $1,400,000 for the three and nine months ended December 31, 2007, respectively. In addition, the cost increases in products sourced from China amounted to approximately $750,000 and $2,250,000 for the three and nine months ended December 31, 2007, respectively. In the third quarter, the Medegen Division accounted for $28,422,000 of our total revenues, in line with our expectations,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on February 6, 2008. You may participate in the conference call by calling 1-888-868-9080 (domestic) or 1-973-935-8511 (international); conference ID# 30449844. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on February 6, 2008.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2008 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2008, Medical Action anticipates reporting record net income for the eleventh consecutive year and record revenue for the thirteenth consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers and long-term facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets it competes in. Its products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

# # # #

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$75,898	$66,719	$218,429	$147,923

Cost of sales	59,162	50,112	168,142	110,989

Gross profit	16,736	16,607	50,287	36,934

Selling, general and administrative expenses	10,046	8,978	30,700	20,603
Interest expense, net	787	811	2,713	490

Income before income taxes	5,903	6,818	16,874	15,841
Income tax expense	2,255	2,670	6,446	6,099

Net income	$3,648	$4,148	$10,428	$9,742

Net income per share basic:	$.23	$.26	$.66	$.62
Net income per share diluted:	$.22	$.25	$.64	$.61

Condensed Balance Sheets as of December 31, 2007 and

March 31, 2007 (dollars in thousands)

	December 31, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,210	$827
Receivables, net	21,520	20,653
Inventories, net	34,422	34,350
Prepaid expenses and other current assets	3,185	2,723

Total Current Assets	60,337	58,553

Property and equipment, net	33,663	32,552
Goodwill	80,508	79,911
Trademarks	1,266	1,266
Other intangible assets, net	16,487	17,665
Other assets	3,171	2,722

Total Assets	$195,432	$192,669

Liabilities and Shareholders’ Equity
Accounts payable	$14,299	$16,523
Accrued expenses, payroll, payroll taxes and income taxes	11,695	10,858
Deferred income taxes	6,489	6,270
Total debt	50,355	60,655
Shareholders’ equity	112,594	98,363

Total Liabilities and Shareholders’ Equity	$195,432	$192,669

Key Financial Statistics
Current ratio	1.5	1.4
Debt to equity ratio	.45	.62
Book value per share	$7.03	$6.22